Exhibit 99.1

Osiris Therapeutics Secures $30 Million Financing Commitment from Chairman and Largest Shareholder

Columbia, Maryland – October 9, 2007 - Osiris Therapeutics, Inc. (Nasdaq: OSIR), a leading stem cell therapeutic company focused on developing and marketing products to treat medical conditions in the inflammatory, orthopedic, and cardiovascular areas, announced today that it has entered into a financing agreement for up to $30 million from Friedli Corporate Finance, Inc.   Friedli Corporate Finance is owned by Peter Friedli who is the Chairman of the Board of Directors of Osiris and its largest shareholder.  Highlights of the transaction include:

•                  12 month term in which Osiris can access $30 million in capital

•                  Timing and amount of draw is at the sole discretion of Osiris

•                  Funds provided within 30 days of notice

•                  Financing is in the form of common stock issuance at market or 3-year notes at LIBOR plus 4%

•                  Osiris is not obligated to utilize any of the $30 million available

•                  No fees were paid in connection with this financing commitment

“This transaction, along with our current cash position and existing financing vehicles, gives us greater flexibility as we advance our Phase III clinical programs towards market launch,” stated Cary Claiborne, Chief Financial Officer of Osiris.  “The structure and terms of this financing vehicle are indicative of the tremendous confidence placed in Osiris by the Company’s Chairman.  We thank Peter Friedli for his continued support.”

During the 12-month term of the agreement, Osiris may give notice to Friedli Corporate Finance of the amount it wishes to draw, and Friedli Corporate Finance has committed to furnish the funds within 30 days, in the form of either Common Stock or 3-year Notes, at its discretion.   As part of the transaction, less than 10% of the total shares outstanding of Osiris as of October 5, 2007 may be issued and shares issued will be priced at the average bid closing price on the NASDAQ Global Market over the ten trading days immediately preceding the funding. Notes issued under this commitment will bear interest at LIBOR plus 4%, mature in three years and pay interest semi-annually.

Osiris intends to use the net proceeds from any such sales of common stock for general corporate purposes, including supporting the Company’s clinical trial activities.  The placement of Common Stock or Notes shall be undertaken outside of the US and to non-US persons in compliance with both Regulations S and Regulation D of the United States Securities Act of 1933, as amended.

About Osiris Therapeutics

Osiris Therapeutics, Inc. is a leading stem cell therapeutic company focused on developing and marketing products to treat medical conditions in the inflammatory, orthopedic and cardiovascular areas. Osiris currently markets and sells Osteocel® for regenerating bone in orthopedic indications. Prochymal™ is in Phase III clinical trials for both Graft versus Host Disease and Crohn’s disease and is the only stem cell therapeutic currently designated by FDA as both an Orphan Drug and Fast Track product. Osiris has also partnered with Genzyme Corporation to develop Prochymal™ as a medical countermeasure to nuclear terrorism and other radiological emergencies.  The Company’s pipeline of internally developed biologic drug candidates under evaluation also includes Chondrogen™ for arthritis in the knee, and Provacel™, for repairing heart tissue following a heart attack. Osiris is a fully integrated company, having developed capabilities in research, development, manufacturing, marketing and distribution of stem cell products.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology in the United States and a

7015 Albert Einstein Drive  •  Columbia, Maryland  21046  • Ph 443.545.1800  •  Fax 443.545.1701  •  www.Osiris.com

number of foreign countries including 47 U.S. and 211 foreign patents owned or licensed. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

About Friedli Corporate Finance

Friedli Corporate Finance, Inc. was founded by Peter Friedli in 1986 and is one of the leading Swiss venture capital firms. Since its inception, Friedli Corporate Finance has invested in over 170 biotechnology and technology companies, primarily based in the US. Friedli Corporate Finance manages several investment companies for pension funds, banks and large corporations in Switzerland. Friedli Corporate Finance has been the primary source of financing for Osiris since inception. Peter Friedli is also the manager of New Venturetec, a public investment company listed on the Swiss exchange.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding the following: our product development efforts; our clinical trials and anticipated regulatory requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for MSCs and biologic drug candidates; our cash needs; patents and proprietary rights; ability of our potential products to treat disease; our plans for sales and marketing; our plans regarding our facilities; types of regulatory frameworks we expect will be applicable to our potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission. Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact Erica Elchin at 443.545.1834.